CLARK, WILSON
BC's Law Firm for Business

Our File No. 26242-0001 / D/JJK/557141.1

February 13, 2004

True Religion Apparel, Inc.
201 East Arena Street
El Segundo, CA 90245

Dear Sirs:

Re: Common Stock of True Religion Apparel, Inc. Registered on Form SB-2

We have acted as counsel to True Religion Apparel, Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") pertaining to the registration under the Securities Act of 1933, as amended, of up to 3,400,000 shares of the Company's common stock for resale by the selling stockholders named in the Registration Statement and below. As more particularly described in the Registration Statement, filed on February 13, 2004, the Company is registering for resale:

(a) up to 1,200,000 shares of its common stock issued to EH&P Investments AG which were sold on June 16, 2003 in a private placement;

(b) up to 400,000 shares of its common stock issued to Hilton Getz which were sold on July 29, 2003 in a private placement;

(c) up to 450,000 shares of its common stock issued to Tonga Finance and Trading AG which were sold on January 15, 2004 in a private placement;

(d) up to 450,000 shares of its common stock issued to Romofin AG which were sold on January 15, 2004 in a private placement;

(d) up to 450,000 shares of its common stock which may be issued to Tonga Finance and Trading AG upon the exercise of up to 450,000 share purchase warrants sold on January 15, 2004, in a private placement; and

(e) up to 450,000 shares of its common stock which may be issued to Romofin AG upon the exercise of up to 450,000 share purchase warrants sold on January 15, 2004, in a private placement.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i) the 1,200,000 shares of the Company's common stock sold to EH&P Investments AG in the Company's June 16, 2003 private placement were duly and validly authorized and issued, and are fully paid and non-assessable;

(ii) the 400,000 shares of the Company's common stock sold to Hilton Getz in the Company's July 29, 2003 private placement were duly and validly authorized and issued, and are fully paid and non-assessable;

(iii) the 450,000 shares of the Company's common stock sold to Tonga Finance and Trading AG in the Company's January 15, 2004 private placement were duly and validly authorized and issued, and are fully paid and non-assessable;

(iv) the 450,000 shares of the Company's common stock sold to Romofin AG in the Company's January 15, 2004 private placement were duly and validly authorized and issued, and are fully paid and non-assessable;

(v) the 900,000 share purchase warrants sold by the Company in its January 15, 2004 private placements to Romofin AG and Tonga Finance and Trading AG were duly and validly authorized and issued; and

(vi) issuance of up to 900,000 warrant shares to the holders of the share purchase warrants sold in the Company's January 15, 2004 private placement upon the exercise of the share purchase warrants in accordance with their terms has been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

EPM/jjk